As filed with the Securities and Exchange Commission on July 1, 2009

                                                     Registration No. 333-159411


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          L-1 IDENTITY SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                               02-08087887
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)              Identification Number)


                                177 BROAD STREET
                          STAMFORD, CONNECTICUT 06901
                                 (203) 504-1100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 MARK S. MOLINA
          EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY
                          L-1 IDENTITY SOLUTIONS, INC.
                                177 BROAD STREET
                          STAMFORD, CONNECTICUT 06901
                                 (203) 504-1100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                            MARITA A. MAKINEN, ESQ.
                           WEIL GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):


Large accelerated    Accelerated filer [ ]  Non-accelerated   Smaller reporting
filer [X]                                      filer [ ]         company [ ]
                                          (Do not check if a
                                           smaller reporting
                                               company)


                      CALCULATION OF REGISTRATION FEE CHART
===============================================================================
                                     Proposed       Proposed
Title of each class    Amount to      maximum        maximum
        of                be         offering       aggregate      Amount of
 securities to be     registered       price        offering       registration
    registered           (1)        per unit (2)    price (2)        fee (3)
-------------------------------------------------------------------------------
Common Stock           1,310,992       $7.79      $10,212,627.68     $569.86
===============================================================================

(1) The registration fee for 1,145,337 shares of common stock, par value $0.001 per share of L-1 Identity Solutions, Inc. ("Common Stock"), included in the 1,310,992 shares of Common Stock to be registered herewith, was paid contemporaneously with the initial filing of Registration Statement No. 333-159411 (the "Registration Statement") on May 21, 2009.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the price of securities of the same class, based on the average of the high and low prices of the shares reported on the New York Stock Exchange, which was $7.79 per share on June 30, 2009.

(3) This amount reflects the registration fee paid contemporaneously herewith of $20.25 to register an additional 165,655 shares of Common Stock and also includes the registration fee of $549.62 previously paid with the initial filing of the Registration Statement on May 21, 2009.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



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
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED JULY 1, 2009

PROSPECTUS



                          L-1 IDENTITY SOLUTIONS, INC.

                   1,310,992 SHARES OF COMMON STOCK, PAR VALUE
                                $0.001 PER SHARE

        This prospectus relates solely to 1,310,992 shares of common stock, par value $0.001 per share (the "Common Stock"), of L-1 Identity Solutions, Inc. (referred to as the "Company", "we" or "us"), that are held by, and may be offered for resale to the public by, Mr. Robert V. LaPenta. Mr. LaPenta, our Chairman and Chief Executive Officer, entered into a securities purchase agreement, dated as of June 29, 2008 (the "LaPenta Agreement"), with the Company pursuant to which he purchased 750,000 shares of Common Stock and 15,107 shares of non-voting Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") on August 5, 2008 in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D. The Series A Preferred Stock was convertible into shares of Common Stock at a conversion price of $13.19 per share, subject to stockholder approval pursuant to the listed company rules of the New York Stock Exchange, Inc. Such stockholder approval was obtained at our annual meeting held on May 6, 2009, and the shares of Series A Preferred Stock held by Mr. LaPenta were converted into 1,145,337 shares of Common Stock on May 11, 2009. In addition, on July 1, 2009, we issued 165,655 shares of Common Stock to Mr. LaPenta upon the conversion of 2,185 shares of Series A Preferred Stock issued to Mr. LaPenta in satisfaction of a contractual price protection right under the LaPenta Agreement. We have filed the registration statement of which this prospectus is a part to comply with our registration obligations in connection with the August 2008 private placement. This prospectus may be used by Mr. LaPenta to resell the 1,310,992 shares of Common Stock acquired by him upon conversion of the Series A Preferred Stock.

        Mr. LaPenta may offer the shares from time to time as he may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" beginning on page 18. The prices at which Mr. LaPenta may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through privately negotiated transactions with third parties.

        In addition to the shares of Common Stock that may be offered for resale pursuant to this prospectus, we have registered for resale an aggregate of 8,461,872 shares of Common Stock pursuant to other registration statements filed with the Securities and Exchange Commission prior to the date hereof. To the best of our knowledge, the following shares of our Common Stock remain available for resale by the selling stockholders identified in the following registration statements: 378,400 shares pursuant to Registration Statement No. 333-153701 and 8,083,472 shares pursuant to Registration Statement No. 333-152782.

        We will not receive any proceeds from any sale of shares of Common Stock by Mr. LaPenta pursuant to this prospectus and have agreed to pay all expenses relating to registering these shares. Mr. LaPenta will pay any brokerage commissions and/or similar charges incurred for any sale of shares of Common Stock pursuant to this prospectus.

        Our Common Stock is quoted on the New York Stock Exchange under the symbol "ID." On June 30, 2009, the last quoted sale price of our Common Stock was $7.74 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         Prospectus dated _______, 2009

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration or continuous offering process. Under this shelf process, the selling stockholder may from time to time sell the shares of our Common Stock described in this prospectus in one or more offerings.

        You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

                                TABLE OF CONTENTS

                                                                          PAGE


PROSPECTUS SUMMARY..........................................................1

RISK FACTORS................................................................4

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS..........................15

USE OF PROCEEDS............................................................15

DIVIDEND POLICY............................................................15

SELLING STOCKHOLDER........................................................16

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.......................17

DESCRIPTION OF CAPITAL STOCK...............................................17

PLAN OF DISTRIBUTION.......................................................18

LEGAL MATTERS..............................................................20

EXPERTS....................................................................20

WHERE YOU CAN FIND MORE INFORMATION........................................20

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................21

                               PROSPECTUS SUMMARY

        This summary highlights key aspects of our business that are described in more detail in our reports filed with the SEC. This summary does not contain all of the information that you should consider before investing in our Common Stock. For a more complete understanding of this offering, you should read this entire prospectus carefully, including the "Risk Factors", the consolidated financial statements and the other documents we have filed with the SEC that are incorporated by reference in this prospectus.

        In this prospectus, the terms "Company," "L-1," "we," "our" and "us" refer to L-1 Identity Solutions, Inc. and its direct and indirect subsidiaries, unless otherwise indicated or the context otherwise requires.

                                   OUR COMPANY

        We are a provider of technology, products, systems and solutions, and services that protect and secure personal identities and assets. Together our business delivers the full range of offerings required for solving complex problems associated with managing identity.

        The Company operates in two reportable segments: Identity Solutions and Services.

        o THE IDENTITY SOLUTIONS segment includes Secure Credentialing, Biometrics, and Enterprise Access solutions marketed to federal agencies, state and local government agencies, including law enforcement and departments of corrections, foreign governments and commercial entities, such as financial, casinos and health care institutions. Our Identity Solutions revenues include products and related services, which comprise hardware, components, consumables and software, as well as maintenance, consulting and training services integral to sales of hardware and software. Customers, depending on their specific needs, may order solutions that include hardware, equipment, consumables, software products or services or combine hardware products, consumables, equipment, software products and services to create an integrated solution.

        o THE SERVICES segment provides enrollment services to federal and state government agencies and commercial enterprises and financial institutions. We also provide comprehensive consulting, program management, information analysis, training, security, technology development and information technology solutions to the U.S. intelligence community. Depending upon customer needs, our services can be bundled with identity solutions, product and services offerings to create an integrated solution.

        Our Identity Solutions and Services Segments are organized into several core capabilities:

        o       SECURE CREDENTIALING SOLUTIONS

This offering includes complete solutions for integration and verification of the entire secure credential lifecycle, from testing through issuance and inspection. L-1 systems are used to produce the majority of U.S. driver's licenses and our systems support all types of production systems including over the counter, central and hybrid models. L-1 credentialing solutions are used in 20 countries for producing the U.S. passport, U.S. Passport Card and Border Crossing Card, as well as various citizen credentialing programs including voter registration, passports, National ID and others. More than 100 million secure credentials are produced annually with L-1 solutions.

        o       BIOMETRIC SOLUTIONS

Biometric solutions are used to capture, manage and move biometric data for positive, rapid ID and tracking of persons of interest. L-1's biometric solutions provide a full range of finger and palm, facial, iris, and multi-modal biometric technologies that empower the identification of individuals in large-scale identity management programs. Our biometric solutions include a multi-modal automated biometric identification and matching system (ABIS). Our products include finger and palm print scanners, iris-based capture devices (PIER and HIIDE), integrated multi-biometric (finger, face and iris) devices,


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
automated facial recognition systems both static (digital photo or mug shot) and dynamic (video) and automated iris recognition systems (AIRS).

        o       ENTERPRISE ACCESS SOLUTIONS

These solutions include finger and facial (including 3D) biometric-based readers used to secure buildings and restricted areas. Our enterprise access solutions are offered through more than 400 global partners today and are used by commercial enterprises around the world.

        o       ENROLLMENT SERVICES

These services include background checks and processing of applicant data required for federal and state licensed programs and jobs in the banking, finance, insurance, healthcare, child care, legal, real estate, education and other industries. L-1 operates a network of more than 650 convenient and secure centers located across 46 U.S. states and in most Canadian provinces. The centers have enrollment stations, live scan systems and software that are used for fingerprinting and processing as fingerprints for background checks. More than 6.5 million people have been printed to date through L-1 enrollment services, of which more than 1.5 million were printed in 2008.

        o       GOVERNMENT CONSULTING SERVICES

These services include a specialized set of capabilities that address the most pressing issues in security facing intelligence agencies today. It includes McClendon Engineering and Analytical Services that focuses on GEOINT and MASINT science; SETA, PMO and acquisition; intelligence analysis and operations; systems engineering and integration and; IT and software development. Advanced Concepts Information Technology Services offers IT services, program management, Cyber security services systems engineering, 911 planning and help desk support. SpecTal Intelligence Services provides intelligence analysis, operations support, training and information technology/technical development.

Our headquarters are located at 177 Broad Street, Stamford, Connecticut 06901, and our telephone number at that address is (203) 504-1100. Our Internet website is http://www.L1id.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.










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
                                  THE OFFERING

        The summary below contains basic information about this offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our Common Stock, as well as other concurrent resale offerings of our Common Stock, please refer to the section of this prospectus entitled "Description of Capital Stock."

-------------------------------------------------   -----------------------------------------------
COMMON STOCK OUTSTANDING PRIOR TO THIS
OFFERING, EXCLUDING THE SHARES THAT MAY BE
OFFERED FOR RESALE TO THE PUBLIC BY MR. LAPENTA     88,635,370 shares of our Common Stock.
-------------------------------------------------   -----------------------------------------------
COMMON STOCK THAT MAY BE OFFERED FOR RESALE TO
THE PUBLIC BY MR. LAPENTA                           1,310,992 shares of our Common Stock.
-------------------------------------------------   -----------------------------------------------
COMMON STOCK TO BE OUTSTANDING AFTER THIS
OFFERING(1)                                         89,946,362 shares of our Common Stock.
-------------------------------------------------   -----------------------------------------------
LISTING OF OUR COMMON STOCK                         Our Common Stock is traded on the New York
                                                    Stock Exchange.
-------------------------------------------------   -----------------------------------------------
TOTAL PROCEEDS RAISED BY THIS OFFERING              We will not receive any proceeds from any
                                                    resale of our Common Stock pursuant to this
                                                    offering.
-------------------------------------------------   -----------------------------------------------
NEW YORK STOCK EXCHANGE SYMBOL                      "ID."
-------------------------------------------------   -----------------------------------------------
RISK FACTORS                                        See "Risk Factors" and the other information
                                                    included or incorporated by reference in this
                                                    prospectus for a discussion of factors that
                                                    should be considered with respect to an
                                                    investment in our Common Stock.
-------------------------------------------------   -----------------------------------------------


__________________
(1) The number of shares of our Common Stock to be outstanding prior to this offering is based on the number of shares of our Common Stock outstanding as of July 1, 2009, and does not include, as of such date, (i) 7,523,327 shares of our Common Stock reserved for issuance upon exercise of options under various stock incentive plans; (ii) 124,162 shares of our Common Stock reserved for issuance upon exercise of our outstanding warrants; or (iii) 5,468,750 shares of our Common Stock issuable pursuant to the 3.75% Convertible Senior Notes due May 15, 2027.



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
                                  RISK FACTORS

      You should carefully consider the following factors in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus before you invest in our common stock. The risks described below are the material risks of which we are currently aware; however, they may not be the only material risks that we face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

OUR ACQUISITIONS COULD RESULT IN FUTURE IMPAIRMENT CHARGES AND OTHER CHARGES WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      At March 31, 2009, we had goodwill, intangible assets and property and equipment of $890.6 million, $106.4 million and $86.2 million, respectively and in 2008, we recorded impairment charges aggregating $528.6 million for impairments of goodwill and long-lived assets, primarily related to our biometric businesses. Because goodwill represents a residual after the purchase price is allocated to the fair value of acquired assets and liabilities, it is difficult to quantify the factors that contribute to the recorded amounts and subsequent impairments.

      Management believes that the following factors have contributed to the amount recorded:

      o     technological development capabilities and intellectual capital;

      o expected significant growth in revenues and profits from the expanding market in identity solutions; and

      o expected synergies resulting from providing multi modal product offerings to existing customer base and to new customers of the combined company.

      The recorded amounts at the purchase date for goodwill and other intangible assets are estimates at a point in time and are based on valuations and other analyses of fair value that require significant estimates and assumptions about future events, including but not limited to projections of revenues, market growth, demand, technological developments, political developments, government policies, among other factors, which are derived from information obtained from independent sources, as well as the management of the acquired businesses and our business plans for the acquired businesses or intellectual property. If estimates and assumptions used to initially record goodwill and intangible assets do not materialize, or unanticipated adverse developments or events occur, including but not limited to adverse regulatory actions, further deterioration of capital market conditions, and adverse industry specific and general economic developments, ongoing reviews of the carrying amounts of such goodwill and intangible assets may result in impairments which will require us to record a charge in the period in which such an impairment is identified, and could have a severe negative impact on its business and financial statements.

      Subsequent to March 31, 2009 through May 6, 2009, our stock price has averaged $6.76 per share compared to $6.24 per share for the 60 days prior to December 31, 2008. However, during both periods the price has fluctuated significantly. If our stock price were to decrease and remain at that level for a sustained period of time, we may be required to assess the carrying amount of goodwill and long-lived assets of our reporting units before our scheduled annual impairment test. If at that time the estimated fair values of our reporting units are less than their respective carrying amounts, we would need to determine whether our goodwill and long-lived assets would be impaired. Moreover, if economic conditions continue to deteriorate and capital markets conditions continue to adversely impact the valuation of enterprises, the estimated fair values of our reporting units could be adversely impacted, which could result in future impairments.

WE HAVE A HISTORY OF OPERATING LOSSES.

      We have a history of operating losses. Our business operations began in 1993 and, except for 1996 and 2000, have resulted in pre-tax operating losses in each year, which in 2006, 2007 and 2008, include significant asset impairments and merger related expenses, amortization of intangible assets and stock-based compensation expense. At March 31, 2009, we had an accumulated deficit of approximately $627.0 million. We will continue to invest in the development of our secure credential and biometric technologies, as well as government services.

WE DERIVE OVER 90% OF OUR REVENUE FROM GOVERNMENT CONTRACTS, WHICH ARE OFTEN NON-STANDARD, INVOLVE COMPETITIVE BIDDING, MAY BE SUBJECT TO CANCELLATION WITH OR WITHOUT PENALTY AND MAY PRODUCE VOLATILITY IN EARNINGS AND REVENUE.

      More than 90% of our business involves providing solutions and services under contracts with U.S. Federal, state, local and foreign government agencies. Obtaining contracts from government agencies is challenging and government contracts often include provisions that are not standard in commercial transactions. For example, government contracts may:

      o include provisions that allow the government agency to unilaterally terminate the contract without penalty under some circumstances;

      o be subject to purchasing decisions of agencies that are subject to political considerations;

      o     include bonding requirements;

      o     be subject to onerous procurement procedures; and

      o be subject to cancellation or reduction if government funding becomes unavailable or is cut back.

      Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder. Protests, and similar delays, regarding any future government contracts of a material nature that may be awarded to us could result in materially adverse revenue volatility, making management of inventory levels, cash flows and profitability inherently difficult. Outright loss of any material government contract through the protest process or otherwise, could have a material adverse effect on our financial results and stock price.

      In addition, government contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on meeting customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood by us at the time of acceptance of the order, and may require the incurrence of unexpected costs that may be uncompensated and could negatively affect profit margins and our liquidity.

OUR GOVERNMENT CONTRACTS ARE SUBJECT TO CONTINUED APPROPRIATIONS BY CONGRESS AND AVAILABILITY OF FUNDING FOR STATE AND LOCAL PROGRAMS. REDUCED FUNDING COULD RESULT IN TERMINATED OR DELAYED CONTRACTS AND ADVERSELY AFFECT OUR ABILITY TO MEET OUR SALES AND EARNINGS GOALS.

      For the three months ended March 31, 2009, U.S. Federal Government agencies, directly or indirectly, accounted for 59% of our consolidated revenues. For the three months ended March 31, 2008, U.S. Federal Government agencies, directly or indirectly accounted for 71% of our consolidated revenues. Future sales under existing and future awards of U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations, which could be affected by current or future economic conditions.

      Similar to federal government contracts, state and local government agency contracts may be contingent upon availability of funds provided by federal, state or local entities. In the current economic environment, many states may reduce expenditures which may result in cancellation or deferral of projects. State and local law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may result in quarterly and annual revenue and operating results that may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flows and profitability inherently difficult. In addition, if we are successful in winning such procurements, there may be unevenness in shipping schedules, as well as potential delays and changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.

WE MAY NOT REALIZE THE FULL AMOUNT OF REVENUES REFLECTED IN OUR BACKLOG, WHICH COULD HARM OUR OPERATIONS AND SIGNIFICANTLY REDUCE OUR FUTURE REVENUES.

      There can be no assurances that our backlog estimates will result in actual revenues in any particular fiscal period because our clients may modify or terminate projects and contracts and may decide not to exercise contract options or the estimate of quantities may not materialize. Our backlog represents sales value of firm orders for products and services not yet delivered and, for long term executed contractual arrangements (contracts, subcontracts, and customer's commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. For contracts with indefinite quantities backlog reflects estimated quantities based on current activity levels. Our backlog includes estimates of revenues that are dependent on future government appropriation, option exercise by our clients and/or is subject to contract modification or termination. Due to current economic environment and potential spending constraints experienced by state and local governments, in particular, realization of our backlog may be adversely impacted. At December 31, 2008, our backlog approximated $1.1 billion, of which approximately $520.0 million is expected to be realized in 2009. Revenues from backlog, together with other recurring revenues not in backlog approximate $620.0 million or 84% of estimated 2009 revenues. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable in the circumstances. However, we believe that the estimate of revenues reflected in our backlog for the following twelve months will generally be more reliable than our estimate for periods thereafter. If we do not realize a substantial amount of our backlog, our operations could be harmed and our expected future revenues could be significantly reduced.

OUR QUARTERLY RESULTS ARE DIFFICULT TO PREDICT, AND IF WE MISS QUARTERLY FINANCIAL EXPECTATIONS, OUR STOCK PRICE COULD DECLINE.

      Our quarterly revenue and operating results are difficult to predict and fluctuate from quarter to quarter. Our operating results in some periods may be below or above the guidance we provide and may not meet investor expectations. If this happens, the market price of our common stock could be adversely impacted. Fluctuations in our future quarterly operating results may be caused by many factors, including:

      o The size and timing of customer orders, which may be received unevenly throughout a fiscal year;

      o     The mix of revenues between solutions and services;

      o     The application of new accounting standard or interpretations;

      o Cancellation or modification of contracts or changes in contract revenue estimates; and

      o     Contract performance delays.

WE HAVE A LONG SALES CYCLE, WHICH CAN RESULT IN SIGNIFICANT REVENUE FLUCTUATIONS BETWEEN PERIODS.

      The sales cycle for our solutions and services is typically long and subject to a number of significant risks over which we have little control. As our operating expenses are based on anticipated revenue levels, fluctuations in the revenues as a result of the timing of contract awards and the exercise of options and task orders can cause our operating results to vary significantly between periods. If revenue falls significantly below anticipated levels, our business and the market price of our stock would be negatively impacted.

PURCHASING DECISIONS FOR OUR SOLUTIONS AND SERVICES MAY BE SUBJECT TO DELAY DUE TO MANY FACTORS THAT ARE OUTSIDE OF OUR CONTROL, SUCH AS:

      o     Appropriation of funds by governments;

      o     Political and economic uncertainties;

      o Time required for a prospective customer to recognize the need for our solutions;

      o     Customers requirements for customized features and functionalities;

      o     Turnover of key personnel at existing and prospective customers;

      o     Customer internal budgeting process; and

      o     Customer internal procedures for the approval of large contracts.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FINANCE OUR GROWTH AND OUR ACQUISITION STRATEGY MAY BE ADVERSELY AFFECTED BY THE CURRENT VOLATILE MARKET CONDITIONS.

      Our strategy includes growth of our business through strategic acquisitions. In addition, the installation of our secure credentialing systems requires significant capital expenditures. Our need to fund such expenditures has increased following our acquisition on August 13, 2008 of Digimarc Corporation ("Digimarc"). During 2008, our expenditures increased to $22.5 million and in the first quarter of 2009 capital expenditures were $12.5 million, as compared to $3.0 million in the first quarter of 2008. At March 31, 2009, we had cash and cash equivalents of $16.9 million and availability under our line of credit of $119.7 million, subject to continuing compliance with covenants contained in the agreement. While we believe we have adequate capital resources to meet current working capital and capital expenditure requirements and have been successful in the past in obtaining financing for capital expenditures, and acquisitions, we expect to have increased capital needs as we continue to expand our business. In addition, our ability to execute on our acquisition strategy may be adversely affected by the current volatile market conditions, which may continue over a prolonged period. We may be unsuccessful in raising additional financing to fund growth or we may have difficulty in obtaining financing at attractive rates or on terms that are not excessively dilutive to existing stockholders. Failure to secure additional financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our expansion plans.

WE ARE SUBJECT TO GOVERNMENT REGULATION, AND OUR FAILURE TO COMPLY WITH APPLICABLE REGULATIONS COULD SUBJECT US TO PENALTIES THAT MAY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS.

      We are affected by and must comply with various government regulations that impact our operating costs, profit margins and the internal organization and operation of our business. Our failure to comply with applicable regulations, rules and approvals could result in the imposition of penalties, the loss of our government contracts or our disqualification as a U.S. Government contractor, all of which could adversely affect our business, financial condition and results of operations. Among the most significant regulations affecting our business are:

      o     export control regulations;

      o Federal Acquisition Regulation, or the FAR, and agency regulations supplementing the FAR, which comprehensively regulate the formation and administration of, and performance under government contracts;

      o Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

      o     Foreign Corrupt Practices Act; and

      o laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

      These regulations affect how our customers and we do business and, in some instances, impose added costs on our business. Any changes in applicable laws and regulations could restrict our ability to conduct our business. Any failure by us to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension, debarment or disqualification from contracting with the federal, state and local governments.

BIOMETRIC TECHNOLOGIES HAVE NOT YET ACHIEVED WIDESPREAD COMMERCIAL ACCEPTANCE AND OUR STRATEGY OF EXPANDING OUR BIOMETRIC BUSINESS COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS AND FINANCIAL CONDITION.

      Part of our strategy is to enhance our leadership in biometric technologies. Pursuing this strategy involves risks. For instance, to date, biometric technologies have not yet gained widespread commercial acceptance. Although there has been more commercial activity recently, there is no assurance that this activity will continue or expand. Some of the obstacles to the use of biometric technologies include a perceived loss of privacy and public perceptions as to the usefulness of biometric solutions. Whether the market for biometric technologies and solutions will expand will be dependent upon factors such as:

      o national or international events which may affect the need for or interest in biometric solutions or services;

      o the cost, performance and reliability of the solutions and services and those of our competitors;

      o customers' perception of the benefit of biometric solutions and services and their satisfaction with the solutions and services;

      o public perceptions regarding the confidentiality of private information;

      o     proposed or enacted legislation related to privacy of information;

      o marketing efforts and publicity regarding these solutions and services;

      o competition from non-biometric technologies that provide more affordable, but less robust, authentication (such as tokens and smart cards);

      o privacy and legal challenges relating to biometric identifiers driven by private citizens and advocacy groups; and

      o the potential for changes in government policy regarding privacy issues with a new executive branch administration.

      We do not know when, if ever, biometric solutions and services will gain widespread commercial acceptance. Certain groups have publicly objected to the use of biometric solutions and services for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security solutions. From time to time, biometric technologies have been the focus of organizations and individuals seeking to curtail or eliminate such technologies on the grounds that they may be used to diminish personal privacy rights. If such initiatives result in restrictive legislation, the market for biometric solutions may be adversely affected. Even if biometric technologies gain wide market acceptance, our biometric solutions and services may not adequately address the requirements of the market and may not gain widespread commercial acceptance.

WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN LOWER REVENUES AND HIGHER RESEARCH AND DEVELOPMENT EXPENDITURES AND COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      The events of September 11, 2001 and subsequent regulatory and policy changes in the U.S. and abroad have heightened interest in the use of biometric security solutions, and we expect competition in this field, which is already substantial, to intensify. Competitors are developing and marketing semiconductor ultrasonic and optically based direct contact fingerprint image capture devices, or retinal blood vessel, iris pattern, hand geometry, voice or various types of facial structure solutions. Among these companies are Cognitec Systems Corporation, CrossMatch Technologies, Imageware Systems, Inc., SAGEM Morpho Inc., NEC Corporation, Cogent, Inc. and Ultra-Scan Corporation. Our solutions also compete with non-biometric technologies which may be less costly, such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Widespread adoption of one or more of these technologies or approaches in the markets we target could significantly reduce the potential market for our systems and solutions. Some of our competitors have significantly more resources than we have. Our competitors may introduce products that are more price competitive, have increased performance or functionality or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced solutions at competitive prices, which will require significant research and development expenditures. If we do not develop new and enhanced solutions or if we are not able to invest adequately in their research and development activities, our business, financial condition and results of operations could be severely and negatively impacted.

UNLESS WE KEEP PACE WITH CHANGING TECHNOLOGIES, WE COULD LOSE EXISTING CUSTOMERS AND FAIL TO WIN NEW CUSTOMERS.

      In order to compete effectively in the biometrics market, we must continually design, develop and market new and enhanced products. Our future success will depend, in part, upon our ability to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. We may not be able to accurately predict which technologies our customers will support. If we fail to choose correctly among technical directions, or we fail to offer innovative solutions at competitive prices in a timely manner, customers may forego purchases of our solutions and purchase those of our competitors.

SECURITY BREACHES IN SYSTEMS THAT WE SELL OR MAINTAIN COULD RESULT IN THE DISCLOSURE OF SENSITIVE GOVERNMENT INFORMATION OR PRIVATE PERSONAL INFORMATION THAT COULD RESULT IN THE LOSS OF CUSTOMERS AND NEGATIVE PUBLICITY.

      Many of the systems included in the solutions we sell manage private personal information and protect information involved in sensitive government functions. The protective security measures that we use in these systems may not prevent security breaches, and failure to prevent security breaches may disrupt our business, damage our reputation, and expose us to litigation and liability. A party who is able to circumvent protective security measures used in these systems could misappropriate sensitive or proprietary information or cause interruptions or otherwise damage our products, services and reputation, and the property and privacy of our customers. If unintended parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of our systems, we may receive negative publicity, incur liability to our customers or lose the confidence of our customers, any of which may cause the termination or modification of our contracts. Further, our insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

      We may be required to expend significant capital and other resources to protect ourselves against the threat of security breaches or to alleviate problems caused by the occurrence of any such breaches. In addition, protective or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective.

OUR RELIANCE ON EXTERNAL SUPPLIERS AND CONTRACT MANUFACTURERS MAY RESULT IN DELAYS AND LOSS OF SALES OR CUSTOMERS.

      The lead-time for ordering certain of products and materials and for building many of our products included in our solutions can be many months. As a result, we must order such products and materials based on forecasted demand. If demand for our solutions lags significantly behind our forecasts, we may purchase more products than we can sell, which can result in increased cash needs and write-downs of obsolete or excess inventory. In addition, if the delivered product purchases are delayed, we may lose customers and sales.

      We rely on contract manufacturers to produce our hardware products under short term manufacturing arrangements. Although we believe we can find alternative sources of manufacturing our hardware, any disruption of contractual arrangements could result in delaying deliveries or in the loss our sales. We obtain certain hardware and services, as well as software applications, from a limited group of suppliers. Our reliance on these suppliers involves risks, including reduced control over quality and delivery schedules. Any financial instability of our suppliers could result in our having to find new suppliers. We may experience delays in manufacturing and deliveries of our products and services to customers if we lose our sources or if supplies and services delivered from these sources are delayed, which could result in the loss of sales or customers.

THE MARKET FOR OUR SOLUTIONS IS STILL DEVELOPING AND IF THE BIOMETRICS INDUSTRY ADOPTS STANDARDS OR A PLATFORM DIFFERENT FROM OUR PLATFORM, THEN OUR COMPETITIVE POSITION WOULD BE NEGATIVELY AFFECTED.

      The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations, such as the International Civil Aviation Organization, sets standards for travel documents that its member states then put into effect, and the National Institute for Standards and Testing, which is part of the U.S. Department of Commerce, set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards for finger, face and iris recognition, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

OUR PLAN TO PURSUE SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO CONDITIONS IN SUCH MARKETS.

      For the three months ended March 31, 2009, we derived approximately 11% of our total revenues, from international sales and our strategy is to expand our international operations. There is a risk that we may not be able to successfully market, sell and deliver our products in foreign countries.

      Risks inherent in marketing, selling and delivering products in foreign and international markets, each of which could have a severe negative impact on our financial results and stock price, include those associated with:

      o     regional economic or political conditions;

      o delays in or absolute prohibitions on exporting products resulting from export restrictions for certain products and technologies;

      o loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

      o     fluctuations in foreign currencies and the U.S. dollar;

      o loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

      o liabilities resulting from any unauthorized actions of our local resellers or agents under the Foreign Corrupt Practices Act or local anti-corruption statutes;

      o     the overlap of different tax structures;

      o     risks of increases in taxes and other government fees; and

      o     involuntary renegotiations of contracts with foreign governments.

      We expect that we will have increased exposure to foreign currency fluctuations. As of March 31, 2009, our accumulated other comprehensive loss includes foreign currency translation losses of approximately $1.2 million. In addition, we have significant Japanese Yen denominated transactions with Japanese suppliers of hardware and consumables for the delivery to customers.

Fluctuations in foreign currencies, including the Japanese Yen, Canadian Dollar, and the Euro could result in unexpected fluctuations to our results of operations, which could be material and adverse.

IF WE DO NOT SUCCESSFULLY EXPAND OUR DIRECT SALES AND SERVICES ORGANIZATIONS AND PARTNERING ARRANGEMENTS, WE MAY NOT BE ABLE TO INCREASE OUR SALES OR SUPPORT OUR CUSTOMERS.

      We sell substantially all of our services and license substantially all of our products through our direct business development and sales organization. Our future success depends on substantially increasing the size and scope of our direct business development and sales force and partnering arrangements, both domestically and internationally. We will face intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified business development and sales personnel on a timely basis. Moreover, given the large-scale deployment required by some of our customers, we will need to hire and retain a number of highly trained customer service and support personnel. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers. The ability to add additional business development and sales and customer service personnel could result in customer dissatisfaction and loss of customers.

WE RELY IN PART UPON SYSTEM INTEGRATORS ORIGINAL EQUIPMENT MANUFACTURERS, OR OEM, AND DISTRIBUTION PARTNERS TO SELL SOME OF OUR SOLUTIONS, TECHNOLOGIES AND SERVICES, AND WE MAY BE ADVERSELY AFFECTED IF THOSE PARTIES DO NOT ACTIVELY PROMOTE THEIR PRODUCTS OR PURSUE INSTALLATIONS THAT DO NOT USE OUR SOLUTIONS, TECHNOLOGIES AND SERVICES.

      A portion of our revenue comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some of these relationships have not been formalized in a detailed contract, and may be subject to termination at any time. Even where these relationships are formalized in a detailed contract, the agreements can often be terminated with little or no notice and subject to periodic amendment.

      We intend to continue to seek strategic relationships to distribute, license and sell certain of our products. We, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

IF OUR SOLUTIONS SYSTEMS AND PRODUCTS ARE NOT TIMELY DELIVERED OR DO NOT PERFORM AS PROMISED, WE COULD EXPERIENCE INCREASED COSTS, LOWER MARGINS, LIQUIDATED DAMAGE PAYMENT OBLIGATIONS AND REPUTATIONAL HARM.

      We often provide complex systems that are required to operate in difficult or sensitive circumstances. The development of such complex systems may be subject to delays or failure to meet performance requirements to customer specifications. The negative effects of any delay or failure to deliver to meet performance requirements could be exacerbated if the delay or failure occurs in systems that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences. If a product launch is delayed or is the subject of an availability shortage because of problems with our ability to manufacture or assemble the product successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, we may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects.

      There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of systems in use or to reimburse customers for systems that fail to work or meet strict performance criteria. From time to time, in certain critical or complex sale or licensing transactions, we may be compelled to accept liability provisions that vary from our preferred contracting model. There is a risk that in certain contracts and circumstances we may not be successful in adequately minimizing our product and related liabilities or that the protections we negotiate will not ultimately be deemed enforceable. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims. Although we will deploy back-up systems, the failure of our products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

FAILURE TO MAINTAIN THE PROPRIETARY NATURE OF OUR TECHNOLOGY, INTELLECTUAL PROPERTY AND MANUFACTURING PROCESSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OUR ABILITY TO COMPETE EFFECTIVELY.

      We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented and we cannot be certain that the rights granted there under will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of our already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours, or become available in the market at a lower price.

      We may be required to expend significant resources to monitor and protect our intellectual property rights. We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties' proprietary rights. Litigation could be very costly and divert management's attention. An adverse outcome in any litigation may have a severe negative effect on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of our patents or trademarks.

      In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

LEGAL CLAIMS REGARDING INFRINGEMENT BY US OR OUR SUPPLIERS OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SUBSTANTIAL COSTS, DIVERSION OF MANAGERIAL RESOURCES AND HARM TO OUR REPUTATION.

      Although we believe that our solutions, products and services do not infringe currently existing and validly issued intellectual property rights of others, we might not be able to defend successfully against a third-party infringement claim. A successful infringement claim against us, our customers or our suppliers could subject us to:

      o liability for damages and litigation costs, including attorneys' fees;

      o lawsuits that prevent us from further use of the intellectual property;

      o having to license the intellectual property from a third party, which could include significant licensing fees;

      o having to develop a non-infringing alternative, which could be costly and delay projects;

      o having to indemnify clients with respect to losses they incurred as a result of the alleged infringement; and

      o having to establish alternative sources for products supplied to us by third parties.

      Our failure to prevail against any third party infringement claim could have a material adverse effect on our business and financial results. Even if we are not found liable in a claim for intellectual property infringement, such a claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

WE ARE DEPENDENT ON A SMALL NUMBER OF INDIVIDUALS, AND IF WE LOSE KEY PERSONNEL UPON WHOM WE ARE DEPENDENT, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

      Much of our future success depends on the continued service and availability of our senior management, including our Chairman of the Board, President and Chief Executive Officer, Robert V. LaPenta, and other members of our executive team. These individuals have acquired specialized knowledge and skills with regards to advanced technology identity solutions. The loss of any of these individuals could severely harm our business. Our business is also highly dependent on our ability to retain, hire and motivate talented highly skilled personnel. Experienced personnel in the advanced technology identity solutions industry are in high demand and competition for their talents is intense. If we are unable to successfully attract, retain and motivate key personnel, our business may be severely harmed.

IF WE FAIL TO RECRUIT AND RETAIN SKILLED EMPLOYEES OR EMPLOYEES WITH THE NECESSARY SECURITY CLEARANCES, WE MIGHT NOT BE ABLE TO PERFORM UNDER OUR GOVERNMENT SERVICES CONTRACTS OR WIN NEW BUSINESS.

      To be competitive, we must have employees who have advanced information technology and technical services skills and who work well with our customers in a government or defense-related environment. Often, these employees must have some of the highest security clearances in the United States. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be negatively impacted. In addition, some our government services contracts contain provisions requiring us to commit to staff a program with certain personnel the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract, and we may not be able to recover certain incurred costs.

CERTAIN OF OUR SHAREHOLDERS HAVE SIGNIFICANT RELATIONSHIPS WITH US, WHICH COULD RESULT IN IT TAKING ACTIONS THAT ARE NOT SUPPORTED BY UNAFFILIATED SHAREHOLDERS.

      In connection with the Aston investment in our Company, Aston became the largest shareholder of L-1, currently owning approximately 8.6% of our outstanding common stock. As a result, Aston (together with its affiliate, L-1 Investment Partners LLC) has an influence on matters requiring approval by our shareholders, including the election of directors and most corporate actions, such as mergers and acquisitions. In addition, we have significant relationships with each of L-1 Investment Partners LLC and Aston including:

      o Mr. Robert V. LaPenta, the founder and Chief Executive Officer of L-1 Investments Partners LLC, is Chairman of our board of directors and Chief Executive Officer and President;

      o Mr. James DePalma, Mr. Joseph Paresi and Ms. Doni Fordyce who are affiliates of L-1 Investment Partners LLC and Aston, serve as the Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Marketing and Sales Officer, and Executive Vice President and of Corporate Communications, respectively;

      o We have entered into certain transactions with Aston, L-1 Investment Partners and Mr. LaPenta, including a sublease of office space from L-1 Investment Partners, an agreement in principle to purchase a portfolio company of Aston at fair market value, and a private placement issuance of securities to Mr. LaPenta in connection with his participation in our $120 million private placement to fund in part our acquisition of ID Systems business of Digimarc. See Note 4 to our Consolidated Financial Statements, "Related Party Transactions" contained in our Current Report on Form 8-K filed on May 21, 2009, for a more detailed description of these transactions.

      The concentration of large percentages of ownership in any single shareholder, or in any series of single shareholders, may delay or prevent change in control of the Company. Additionally, the sale of a significant number of our shares in the open market by single shareholders or otherwise could adversely affect our stock price.

RISKS RELATED TO OUR ACQUISITION STRATEGY

INTEGRATION OF RECENTLY ACQUIRED BUSINESSES MAY BE DIFFICULT TO ACHIEVE AND WILL CONSUME SIGNIFICANT FINANCIAL AND MANAGERIAL RESOURCES, WHICH MAY ADVERSELY AFFECT OPERATIONS.

      Our operating philosophy is to let acquired businesses operate in autonomous manner subject to corporate oversight but integrating and rationalizing duplicative functions to achieve revenue and cost synergies. We may encounter substantial difficulties, costs and delays in integrating the operations recently acquired and future acquisitions such as:

      o     exposure to unknown liabilities of acquired companies or assets;

      o     higher than anticipated acquisition costs and expenses;

      o assumption of ongoing litigation matters that may be highly complex and involve significant time, cost and expense;

      o     potential conflicts between business cultures;

      o adverse changes in business focus perceived by third-party constituencies;

      o     disruption of our ongoing business;

      o potential conflicts in distribution, marketing or other important relationships;

      o     potential constraints of management resources;

      o failure to maximize our financial and strategic position by the successful incorporation of acquired technology;

      o failure to realize the potential of acquired technologies, complete product development, or properly obtain or secure appropriate protection of intellectual property rights; and

      o loss of key employees and/or the diversion of management's attention from other ongoing business concerns.

      The geographic distance between acquired businesses and their respective offices and operations increases the risk that the integration will not be completed successfully or in a timely and cost-effective manner. We may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies. The simultaneous integration of these acquisitions may place additional strain on our resources and increase the risk that our business may be adversely affected by the disruption caused by the acquisitions. Our strategy contemplates acquiring additional businesses, the integration of which may consume significant financial and managerial resources, and could have a severe negative impact on our business, financial condition and results of operations.

IF WE DO NOT ACHIEVE THE EXPECTED BENEFITS OF THE ACQUISITIONS WE HAVE MADE, THE PRICE OF OUR COMMON STOCK COULD DECLINE.

      We expect that the acquisitions that we consummated in 2006, 2007 and 2008 as well as the acquisitions that we have made previously will enhance our leadership in the identity solutions industry through the combination of their respective technologies. However, the combination of such technologies might not meet the demands of the marketplace. If our technologies fail to meet such demand, customer acceptance of our biometric products could decline, which would have an adverse effect on our results of operations and financial condition. Further, we expect that the additions to our solutions offerings will extend our reach into our current markets and provide a critical component to our comprehensive offering for new markets in need of identity solutions. However, there can be no assurance that our current customers or customers in new markets will be receptive to these additional offerings. Further, we might not be able to market successfully our products and services to the customers of the companies we acquired. If our solutions offerings and services fail to meet the demands of this marketplace, our results of operations and financial condition could be adversely affected. There is also a risk that we will not achieve the anticipated benefits of the acquisitions as rapidly as, or to the extent, anticipated by financial or industry analysts, or that such analysts will not perceive the same benefits to the acquisitions as we do. If these risks materialize, our stock price could be adversely affected.

              SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are management's beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as "should," "could," "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

      We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors" and the documents incorporated by reference in this prospectus and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement or future filings made by us with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, expected backlog, regulatory approvals, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

                                 USE OF PROCEEDS

      We are registering these shares pursuant to the registration rights granted to the selling stockholder in connection with the issuance of shares of our Common Stock to the selling stockholder in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D. All sales of such Common Stock will be by or for the account of the selling stockholder. We will not receive any proceeds from the resale by the selling stockholder of the shares of our Common Stock. The proceeds from the original issuance and sale of our Common Stock and Series A Preferred Stock to the selling stockholder were used by the Company to finance in part its acquisition of Digimarc in August 2008. The selling stockholder will not cover any of the expenses that are incurred by us in connection with the registration of our Common Stock, but the selling stockholder will pay any commissions, discounts and other compensation to any broker-dealers through whom such selling stockholder sells any of our Common Stock.

                                 DIVIDEND POLICY

      We currently intend to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any dividends on our Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, cash flow from operations, and expansion plans. In addition, our credit facility prevents us from paying dividends or making other distributions to our stockholders.

                               SELLING STOCKHOLDER

      The selling stockholder may from time to time offer and sell any or all of the shares of our Common Stock set forth below pursuant to this prospectus. When we refer to "selling stockholder" in this prospectus, we mean the person listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder's interests in shares of our Common Stock other than through a public sale.

      The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for resale to the public, and the number of shares of our Common Stock that the selling stockholder may offer pursuant to this prospectus. The shares of our Common Stock offered by the selling stockholder were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholder represented to us that he was an accredited investor and was acquiring our Common Stock for investment and had no present intention of distributing the Common Stock. We have agreed to file a registration statement covering the Common Stock received by the selling stockholder. We filed with the SEC, under the Securities Act, a registration statement on Form S-3 with respect to the resale of the Common Stock from time to time by the selling stockholder, and this prospectus forms a part of that registration statement.

      Based on the information provided to us by the selling stockholder and as of the date the same was provided to us, assuming that the selling stockholder sells all of the shares of our Common Stock beneficially owned by him that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled "Number of Shares of Common Stock Owned After the Offering." We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of Common Stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

                                                                   NUMBER OF
                                               NUMBER OF           SHARES OF
                                               SHARES OF            COMMON           NUMBER OF
                                                 COMMON              STOCK           SHARES OF         PERCENTAGE
                                                 STOCK            OFFERED FOR          COMMON          OF COMMON
                                                 OWNED              RESALE             STOCK             STOCK
                                                PRIOR TO          PURSUANT TO          OWNED             OWNED
                                                  THE                 THE            AFTER THE         AFTER THE
NAME OF SELLING STOCKHOLDER                     OFFERING           OFFERING         OFFERING(1)       OFFERING(2)
------------------------------------------ ------------------- ------------------ ----------------- -----------------
Robert V. LaPenta (3)                          13,006,850          1,310,992         11,695,858          12.97%
177 Broad Street, 12th floor
Stamford, CT 06901


(1) Assumes that the selling stockholder will resell all of the shares of our Common Stock offered hereunder.

(2) Applicable percentage of ownership is based on 90,146,494 shares of our Common Stock outstanding as of July 1, 2009, including securities exercisable for, or convertible into, shares of Common Stock by the selling stockholder within 60 days of July 1, 2009 and the 1,310,992 shares of Common Stock offered for resale pursuant to this registration statement.

(3) Includes 200,132 shares of Common Stock issuable pursuant to stock options which were exercisable as of July 1, 2009, or which become exercisable within 60 days of such date and 70,000 shares of unvested restricted Common Stock. Also includes 7,619,047 shares of common stock held by Aston Capital Partners L.P. ("Aston"). The ultimate controlling persons of Aston are Robert V. LaPenta, James A. DePalma, Doni L. Fordyce and Joseph Paresi, each of whom is an executive officer of the Company, a managing member of

     L-1 Investment Partners LLC ("L-1 Partners"), the investment manager of Aston, and a managing member of Aston Capital Partners GP LLC, the general partner of Aston. Mr. LaPenta is a managing member of L-1 Partners. Mr. LaPenta disclaims beneficial ownership of the shares held by Aston.


             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      On June 29, 2008, L-1 entered into a securities purchase agreement with Mr. Robert V. LaPenta, the Chairman and Chief Executive Officer of L-1 (the "LaPenta Agreement"), pursuant to which L-1 sold to Mr. LaPenta shares of Common Stock and Series A Preferred Stock for an aggregate price of $25 million. Pursuant to the terms of the LaPenta Agreement, Mr. LaPenta was provided with an option, exercisable following the close of business on June 30, 2008, to purchase shares of Common Stock for either (i) a per share price of $12.9543 (representing a 4% discount to the volume weighted average price of a share of Common Stock on June 30, 2008, as reported by Bloomberg Financial Markets) or
(ii) a per share price of $13.19, together with a contractual price protection right to receive additional shares of Common Stock if the volume weighted average price of a share of Common Stock as reported by Bloomberg Financial Markets for the 30 consecutive trading days ending on the last trading day prior to June 30, 2009 is less than $13.19 subject to the 8% cap on the adjustment. Mr. LaPenta elected option (ii) above. Accordingly, upon consummation of the transactions contemplated by the LaPenta Agreement, Mr. LaPenta purchased 750,000 shares of Common Stock and 15,107 shares of Series A Preferred Stock. Mr. LaPenta was also entitled to a contractual price protection right to acquire up to 2,185 additional shares of Series A Preferred Stock of the Company. We previously registered for resale the 750,000 shares of Common Stock issued to Mr. LaPenta pursuant to the LaPenta Agreement in Registration Statement No. 333-152782, filed with the Securities Exchange Commission on August 5, 2008.

      Pursuant to the LaPenta Agreement, and as required pursuant to the listed company rules of the New York Stock Exchange, Inc., we asked for stockholder approval of the conversion of Mr. LaPenta's Series A Preferred Stock into shares of common stock at our annual meeting of stockholders held on May 6, 2009. Such approval was obtained and the shares of Series A Preferred Stock then held by Mr. LaPenta were converted into 1,145,337 shares of Common Stock at a conversion price of $13.19 per share on May 11, 2009. In addition, on July 1, 2009, we issued 165,655 shares of Common Stock to Mr. LaPenta upon conversion of 2,185 shares of Series A Preferred Stock issued to Mr. LaPenta in satisfaction of the contractual price protection right under the LaPenta Agreement. Accordingly, in this Registration Statement we are registering 1,310,992 shares of Common Stock for resale by Mr. LaPenta.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      A description of our capital stock, including our Common Stock and preferred stock, appears in our Current Report on Form 8-K filed on July 1, 2009 and is hereby incorporated by reference. See "Where You Can Find More Information."

      Our authorized capital stock consists of 125,000,000 shares of Common Stock, par value $0.001 per share and 2,000,000 shares of preferred stock, par value $0.001 per share, of which 25,000 shares are designated as Series A Convertible Preferred Stock. As of July 1, 2009, 89,946,362 fully paid, non-assessable shares of our Common Stock were issued and outstanding, held by approximately 826 holders of record and 366,815 shares of our Common Stock were held in treasury. Pursuant to the stockholder approval received on May 6, 2009, the 15,107 shares of Series A Convertible Preferred Stock held by our Chairman and Chief Executive Officer, Robert V. LaPenta, were converted into the 1,145,337 shares of Common Stock offered for resale pursuant to this prospectus. In addition, on July 1, 2009, we issued an additional 165,655 shares of Common Stock to Mr. LaPenta upon the conversion of 2,185 shares of Series A Preferred Stock issued to Mr. LaPenta in satisfaction of the contractual price protection right under the LaPenta Agreement. There are no other shares of preferred stock issued and outstanding.

      As of July 1, 2009, we had an aggregate of (i) 7,523,327 shares of our Common Stock reserved for issuance upon exercise of options under various stock incentive plans; (ii) 124,162 shares of our Common Stock reserved for issuance upon exercise of our outstanding warrants; and (iii) 5,468,750 shares of our Common Stock issuable pursuant to the 3.75% Convertible Senior Notes due May 15, 2027.

                              PLAN OF DISTRIBUTION

      We will not receive any proceeds from sales of any shares of Common Stock by the selling stockholder. The selling stockholder may sell the shares of Common Stock from time to time on the New York Stock Exchange or any national securities exchange or automated interdealer quotation system on which the shares of Common Stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the shares of Common Stock by one or more of the following methods, including, without limitation:

      o block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of any stock exchange on which the shares of Common Stock are listed;

      o ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     privately negotiated transactions;

      o     short sales;

      o through the writing of options on the shares of Common Stock, whether or not the options are listed on an options exchange;

      o through the distribution of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;

      o one or more underwritten offerings on a firm commitment or best efforts basis; and

      o     any combination of any of these methods of sale.

      o The selling stockholder may also transfer the shares of Common Stock by gift. We do not know of any arrangements by the selling stockholder for the sale of any of the shares of Common Stock.

      The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock. These brokers, dealers or underwriters may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of Common Stock at a stipulated price per security. If the broker-dealer is unable to sell shares of Common Stock acting as agent for the selling stockholder, it may purchase as principal any unsold shares of Common Stock at the stipulated price. Broker-dealers who acquire shares of Common Stock as principals may thereafter resell the shares of Common Stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of Common Stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares of Common Stock are covered by this prospectus.

      The number of the selling stockholder's shares of Common Stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder's shares of Common Stock will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell the shares of Common Stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares of Common Stock offered under this prospectus may be used to cover short sales.

      To the extent required under the Securities Act, the aggregate amount of selling stockholder's shares of Common Stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and purchasers of selling stockholder's shares of Common Stock, for who they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of Common Stock sold by them may be deemed to be underwriting discounts and commissions.

      The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of Common Stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares of Common Stock by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of Common Stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of Common Stock. The selling stockholder may also loan or pledge the shares of Common Stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of Common Stock offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares of Common Stock offered hereby.

      The selling stockholder and other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholder and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the particular shares of Common Stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

      Pursuant to the registration rights granted to the selling stockholder in connection with financing of the acquisition of Digimarc, we and the selling stockholder will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      Because the selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

      The shares of Common Stock offered hereby were issued upon conversion of shares of Series A Preferred Stock originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares of Common Stock under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling stockholder have sold all of the shares of Common Stock or such shares of Common Stock are transferred or (ii) the first anniversary of the effective date of the registration statement. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of our Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      Our Common Stock is quoted on the New York Stock Exchange under the symbol "ID." There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock pursuant to this prospectus. In addition, the shares of Common Stock covered by this registration statement that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this registration statement.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of L-1 Identity Solutions, Inc. and subsidiaries ("L-1") as of and for each of the three years in the period ended December 31, 2008 incorporated by reference from L-1's current report on Form 8-K filed May 21, 2009, and the effectiveness of L-1's internal control over financial reporting incorporated by reference from L-1's annual report on Form 10-K filed on February 27, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Digimarc incorporated by reference in this prospectus from our Current Report on Form 8-K/A, dated October 1, 2008, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Bioscrypt Inc. ("Bioscrypt") and subsidiaries incorporated by reference in this prospectus by reference from L-1's Current Report on Form 8-K/A, dated May 9, 2008, have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their report (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements, and to conditions and events that cast doubt on Bioscrypt's ability to continue as a going concern), which is incorporated by reference in this prospectus. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://l1id.com.

      In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

                          L-1 Identity Solutions, Inc.
                          177 Broad Street, 12th Floor
                               Stamford, CT 06901
                            Attn: Investor Relations
                                 (203) 504-1100

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934.

      The following documents filed by us with the SEC are hereby incorporated by reference:

      o Current Report on Form 8-K filed on May 21, 2009, containing audited consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which give effect to the retrospective application of the relevant provisions of FSP APB 14-1 and SFAS No. 141(R);

      o Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

      o     Quarterly Report on Form 10-Q for the period ended March 31, 2009;

      o     Current Report on Form 8-K filed on February 11, 2009 (excluding
            Item 2.02 thereof), Form 8-K/A Amendment No. 2 filed on March 3, 2009, Form 8-K/A Amendment No. 1 filed on October 1, 2008, and Form 8-K/A Amendment No. 1 filed on May 9, 2008;

      o Definitive Proxy Statement on Schedule 14A and Definitive Additional Materials on Schedule 14A, each dated March 18, 2009 and relating to our annual meeting of stockholders held on May 6, 2009; and

      o The description of our capital stock contained in the Current Report on Form 8-K filed on July 1, 2009.

      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus and any or all of the information that has been incorporated by reference in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

      You may read and copy all materials that we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, all reports and documents that we have filed with the SEC can be obtained from the SEC's Internet Site at http://www.sec.gov, or by visiting the "Investor Relations" section of our website at http://l1id.com.

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.....OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The table below itemizes the expenses payable by L-1 Identity Solutions, Inc. (the "Registrant") in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

-----------------------------------------------------------------------------
Securities Act Registration Fee                                  $     569.86
-----------------------------------------------------------------------------
Legal Fees and Expenses                                          $     60,000
-----------------------------------------------------------------------------
Printing Expenses                                                $     25,000
-----------------------------------------------------------------------------
Accounting Fees and Expenses                                     $     25,000
-----------------------------------------------------------------------------
Miscellaneous                                                    $          0
-----------------------------------------------------------------------------
Total                                                            $ 110,569.86
-----------------------------------------------------------------------------


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

      The General Corporation Law of the State of Delaware also provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

      The General Corporation Law of the State of Delaware also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

      Article IX of the Registrant's certificate of incorporation and Article 5 of the Registrant's by-laws provide for mandatory indemnification of the Registrant's directors and officers, and permissible indemnification of its employees and other agents, to the maximum extent permitted by the General Corporation Law of the State of Delaware. The Registrant has also entered into indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify these individuals against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

      Pursuant to the terms and conditions of certain agreements with Mr. LaPenta, which are described in the Registrant's Current Report on form 8-K, filed with the SEC on July 3, 2008 (the "LaPenta Agreement"), Mr. LaPenta is entitled to indemnification for breaches of representations and warranties or covenants of the Registrant and against any claims relating to the transactions contemplated by the LaPenta Agreement and the merger of the Registrant with Digimarc.

      The above discussion of the General Corporation Law of the State of Delaware and the Registrant's certificate of incorporation, by-laws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, certificate of incorporation, by-laws and indemnification agreements.

      The Registrant maintains liability insurance for the benefit of its directors and officers.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits

      The Following Exhibits are being furnished herewith or incorporated by reference herein:

EXHIBIT
NUMBER                                 DESCRIPTION
---------- ---------------------------------------------------------------------
2.1 Agreement and Plan of Merger, dated as of November 15, 2005, by and among Viisage Technology, Inc., Integrated Biometric Technology, Inc., Integrated Biometric Technology LLC, and the stockholders named therein (filed as Exhibit 2.1 to our Current Report on Form
           8-K filed on November 18, 2005). ***

2.2 Agreement and Plan of Reorganization, dated as of January 11, 2006, by and among Viisage Technology, Inc., VIDS Acquisition Corp. and Identix Incorporated (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 13, 2006). ***

2.3 Agreement and Plan of Merger, dated as of February 5, 2006, by and among Viisage Technology, Inc., SecuriMetrics, Inc. and VS Able Acquisition Corp. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on February 6, 2006). ***

2.4 Agreement and Plan of Merger, dated as of July 14, 2006, by and among Viisage Technology, Inc., Iris Acquisition I Corp., Iridian Technologies, Inc., Perseus 2000 L.L.C., as stockholder representative, and other parties named therein (filed as Exhibit
           2.1 to our Current Report on Form 8-K filed on July 18, 2006). ***

2.5 Arrangement Agreement, dated as of November 15, 2006 (the "Arrangement Agreement"), among L-I Identity Solutions, Inc., 6653375 Canada Inc. and ComnetiX Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on November 16, 2006). ***

2.5(a) Amendment No. 1 to the Arrangement Agreement, dated January 9, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 11, 2007). ***

2.5(b) Amendment No. 2 to the Arrangement Agreement, dated January 25, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 29, 2007). ***

2.5(c) Amendment No. 3 to the Arrangement Agreement, dated February 7, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on February 13, 2007). ***

2.6 Agreement and Plan of Reorganization, dated May 16, 2007, by and among L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company and L-1 Merger Co. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2007). ***

2.7 Agreement and Plan of Merger, dated as of June 18, 2007, by and among McClendon LLC, the selling stockholders, L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company and Patty Hardt, as the selling stockholders' representative (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on June 20, 2007). ***

2.8 Arrangement Agreement, dated as of January 5, 2008, by and among L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company, 6897525 Canada Inc. and Bioscrypt Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 10, 2008). ***

2.9 Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on July 3, 2008). ***

2.9(a) Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger, dated July 17, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation (filed as
           Exhibit 2.1 to our Current Report on Form 8-K filed on July 17,
           2008). ***

3.1 Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 16, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed on May 16,
           2007). ***

3.2 Amended and Restated By-Laws (filed as Exhibit 3.2 to our Current Report on Form 8-K filed on November 5, 2007). ***

4.1 Specimen Certificates for Common Stock (filed as Exhibit 4.1 to our Registration Statement on Form 8-A filed on August 29, 2006). ***

4.2 Indenture relating to Convertible Senior Notes due 2027, dated as May 17, 2007, by and between L-1 Identity Solutions, Inc. and The Bank of New York, as trustee (including the form of 3.75% Convertible Senior Notes due 2027) (filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 23, 2007). ***

4.3 Warrant, dated as of March 9, 2004, issued by Identix Incorporated in favor of Delean Vision Worldwide, Inc. (filed as Exhibit 4.2 to the Registration Statement on Form S-3 filed by Identix Incorporated on March 25, 2004). ***

4.4 Certificate of Designations for L-1 Identity Solutions, Inc. Series A Convertible Preferred Stock (filed as Exhibit 4.11 to our Registration Statement on Form S-3ASR filed on August 5, 2008).***

5.1        Opinion of Weil, Gotshal & Manges LLP**

10.1 Securities Purchase Agreement, dated as of June 29, 2008, by and between Mr. Robert V. LaPenta and L-1 Identity Solutions, Inc. (filed as Exhibit 10.1 to Amendment No. 3 to Schedule 13D filed by Aston Capital Partners, L.P. on July 3, 2008).***

10.2 Registration Rights Agreement, dated as of June 29, 2008, by and between Mr. Robert V. LaPenta and L-1 Identity Solutions, Inc. (filed as Exhibit 10.2 to Amendment No. 3 to Schedule 13D filed by Aston Capital Partners, L.P. on July 3, 2008).***

23.1 Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm. **

23.2 Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants, Licensed Public Accountants.**

23.3 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm. **

23.4       Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)**

24         Power of Attorney (included herewith on the signature page).**


*     To be filed by amendment.
**    Filed herewith.
***   Incorporated by reference.


ITEM 17.    UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Stamford, Connecticut, on this 1st day of July, 2009.


                                    L-1 IDENTITY SOLUTIONS, INC.

                                    /s/ Vincent A. D'Angelo
                                    -------------------------------------------
                                    By: Vincent A. D'Angelo
                                    Title: Senior Vice President, Finance
                                           and Chief Accounting Officer


                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert V. LaPenta, James A. DePalma and Vincent A. D'Angelo, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-3 (including any post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                                  TITLE                             DATE
          ---------                                  -----                             ----
    /s/ Robert V. LaPenta
-------------------------------
      Robert V. LaPenta                     Chairman, President and                July 1, 2009
                                            Chief Executive Officer
                                         (Principal Executive Officer)

    /s/ James A. DePalma
-------------------------------
      James A. DePalma                     Executive Vice President,               July 1, 2009
                                     Chief Financial Officer and Treasurer
                                         (Principal Financial Officer)

   /s/ Vincent A. D'Angelo
-------------------------------
     Vincent A. D'Angelo               Senior Vice President, Finance and          July 1, 2009
                                            Chief Accounting Officer

                                         (Principal Accounting Officer)
        /s/ B.G. Beck
-------------------------------
          B.G. Beck                                 Director                       July 1, 2009


    /s/ Milton E. Cooper
-------------------------------
      Milton E. Cooper                              Director                       July 1, 2009


    /s/ Robert S. Gelbard
-------------------------------
      Robert S. Gelbard                             Director                       July 1, 2009


    /s/ Malcolm J. Gudis
-------------------------------
      Malcolm J. Gudis                              Director                       July 1, 2009


     /s/ John E. Lawler
-------------------------------
       John E. Lawler                               Director                       July 1, 2009


  /s/ Admiral James M. Loy
-------------------------------
    Admiral James M. Loy                            Director                       July 1, 2009



-------------------------------
    Harriet Mouchly-Weiss                           Director                       _______, 2009


     /s/ Peter Nessen
-------------------------------
        Peter Nessen                                Director                       July 1, 2009


     /s/ B. Boykin Rose
-------------------------------
       B. Boykin Rose                               Director                       July 1, 2009


                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                  DESCRIPTION
---------- ---------------------------------------------------------------------
2.1 Agreement and Plan of Merger, dated as of November 15, 2005, by and among Viisage Technology, Inc., Integrated Biometric Technology, Inc., Integrated Biometric Technology LLC, and the stockholders named therein (filed as Exhibit 2.1 to our Current Report on Form
           8-K filed on November 18, 2005). ***

2.2 Agreement and Plan of Reorganization, dated as of January 11, 2006, by and among Viisage Technology, Inc., VIDS Acquisition Corp. and Identix Incorporated (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 13, 2006). ***

2.3 Agreement and Plan of Merger, dated as of February 5, 2006, by and among Viisage Technology, Inc., SecuriMetrics, Inc. and VS Able Acquisition Corp. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on February 6, 2006). ***

2.4 Agreement and Plan of Merger, dated as of July 14, 2006, by and among Viisage Technology, Inc., Iris Acquisition I Corp., Iridian Technologies, Inc., Perseus 2000 L.L.C., as stockholder representative, and other parties named therein (filed as Exhibit
           2.1 to our Current Report on Form 8-K filed on July 18, 2006). ***

2.5 Arrangement Agreement, dated as of November 15, 2006 (the "Arrangement Agreement"), among L-I Identity Solutions, Inc., 6653375 Canada Inc. and ComnetiX Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on November 16, 2006). ***

2.5(a) Amendment No. 1 to the Arrangement Agreement, dated January 9, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 11, 2007). ***

2.5(b) Amendment No. 2 to the Arrangement Agreement, dated January 25, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 29, 2007). ***

2.5(c) Amendment No. 3 to the Arrangement Agreement, dated February 7, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on February 13, 2007). ***

2.6 Agreement and Plan of Reorganization, dated May 16, 2007, by and among L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company and L-1 Merger Co. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2007). ***

2.7 Agreement and Plan of Merger, dated as of June 18, 2007, by and among McClendon LLC, the selling stockholders, L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company and Patty Hardt, as the selling stockholders' representative (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on June 20, 2007). ***

2.8 Arrangement Agreement, dated as of January 5, 2008, by and among L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company, 6897525 Canada Inc. and Bioscrypt Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 10, 2008). ***

2.9 Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on July 3, 2008). ***

2.9(a) Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger, dated July 17, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation (filed as
           Exhibit 2.1 to our Current Report on Form 8-K filed on July 17,
           2008). ***

3.1 Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 16, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed on May 16,
           2007). ***

3.2 Amended and Restated By-Laws (filed as Exhibit 3.2 to our Current Report on Form 8-K filed on November 5, 2007). ***

4.1 Specimen Certificates for Common Stock (filed as Exhibit 4.1 to our Registration Statement on Form 8-A filed on August 29, 2006). ***

4.2 Indenture relating to Convertible Senior Notes due 2027, dated as May 17, 2007, by and between L-1 Identity Solutions, Inc. and The Bank of New York, as trustee (including the form of 3.75% Convertible Senior Notes due 2027) (filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 23, 2007). ***

4.3 Warrant, dated as of March 9, 2004, issued by Identix Incorporated in favor of Delean Vision Worldwide, Inc. (filed as Exhibit 4.2 to the Registration Statement on Form S-3 filed by Identix Incorporated on March 25, 2004). ***

4.4 Certificate of Designations for L-1 Identity Solutions, Inc. Series A Convertible Preferred Stock (filed as Exhibit 4.11 to our Registration Statement on Form S-3ASR filed on August 5, 2008).***

5.1        Opinion of Weil, Gotshal & Manges LLP**

10.1 Securities Purchase Agreement, dated as of June 29, 2008, by and between Mr. Robert V. LaPenta and L-1 Identity Solutions, Inc. (filed as Exhibit 10.1 to Amendment No. 3 to Schedule 13D filed by Aston Capital Partners, L.P. on July 3, 2008).***

10.2 Registration Rights Agreement, dated as of June 29, 2008, by and between Mr. Robert V. LaPenta and L-1 Identity Solutions, Inc. (filed as Exhibit 10.2 to Amendment No. 3 to Schedule 13D filed by Aston Capital Partners, L.P. on July 3, 2008).***

23.1 Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm. **

23.2 Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants, Licensed Public Accountants.**

23.3 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm. **

23.4       Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)**

24         Power of Attorney (included herewith on the signature page).**


*     To be filed by amendment.
**    Filed herewith.
***   Incorporated by reference.